STAAR Surgical Reports Second Quarter 2012 Financial Results

Visian® ICL™ Revenue Increases 4% Year over Year

Gross Margin of 69.3%, 250 Basis Points Above 2Q 2011

$1.7 Million in Cash Generated from Operations; Cash Position Increases to $17.5 Million

MONROVIA, CA, August 1, 2012 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported that sales of its Visian ICL product in the second quarter ended June 29, 2012 increased 4% to $8.6 million. Total revenue was $15.9 million, down 2% from $16.3 million in the second quarter of 2011. Gross margin of 69.3% was 250 basis points above the 66.8% margin in the second quarter of 2011. The year over year gross margin improvement continues to reflect the increased contribution of Visian ICL sales and margin improvement in IOLs based on increased prices and lower cost.

Net loss, calculated in accordance with GAAP, was $491,000, or $(0.01) per share, compared with net income of $861,000, or $0.02 per diluted share, in the second quarter of 2011. Adjusted net income (excluding manufacturing consolidation expenses, gain (loss) on foreign currency transactions, fair value adjustment of warrants, and share-based compensation expense) for the quarter ended June 29, 2012 was $1.0 million, or $0.03 per diluted share. Adjusted net income for the year ago quarter was $1.4 million, or $0.04 per diluted share. Cash and cash equivalents at June 29, 2012 totaled $17.5 million.

“As we reported earlier in July, our nine consecutive quarters of year over year growth was interrupted during the second quarter due to the unusual combination of three sales limiting dynamics,” said Barry Caldwell, President and CEO. “The shortfall to revenue expectations was about $2 million. One half of that came from China where refractive procedures were flattened due to very negative media focus on the complications of LASIK. China is a market in which we have experienced tremendous growth over the past two and a half years. We’ve seen this dynamic in other markets before and believe recovery trends will become apparent by the end of the year. The second dynamic impacting our growth was the timing of a stocking order from our Korean distributor for their upcoming peak season. The third dynamic was our planned transition to a direct selling model for our Visian ICL in Spain that had a negative impact on our sales, though the now completed transition will provide meaningful revenue upside in Spain during the second half of the year. These three negative dynamics were partially offset by strong Visian ICL revenue increases in Japan, Germany, Italy, India, Latin America, U.S. and Italy,” added Mr. Caldwell.

“We believe that our expanding efforts to build sales of our Visian ICL and IOL products globally will lead to an increased growth rate in the second half of 2012. During the second half of the year, STAAR has several dynamics which should help propel revenue growth, including:

•	Hiring 13 of the budgeted 16 new employees in the sales and marketing area with a particular focus on consumer awareness programs.
•	ICL revenues in Spain should basically double as compared to the prior year with the shift to recognizing end customer pricing as opposed to distributor pricing in the past.
•	STAAR will continue to expand penetration of the V4c ICL in the currently approved markets and add additional market approvals.
•	The KS-SP preloaded single piece acrylic IOL will begin shipping to Japan and Europe during August.
•	The nanoFLEX Toric IOL will begin shipping in Europe during August as well and both new IOLs will be highlighted at the upcoming ESCRS meeting during September.

“We continued solid execution on our plan to consolidate manufacturing and recorded approximately $0.7 million in expenses for that effort in the second quarter. The project is on schedule and is expected to help drive our gross margins to nearly 80% and reduce our current tax rate of 50% to 10% beginning in 2014.”

“As a result of these encouraging opportunities, we are well positioned for a significantly improved financial performance in the second half of 2012 and have updated our annual key target metrics for the next six month period that reflect our analysis. Furthermore, we’re introducing today metrics for the second half of the year to illustrate the rebound we are focused on achieving,” concluded Mr. Caldwell.

Second Half 2012 Key Metrics

The Company introduced its key target metrics for the second half of 2012:

1.	Increase in revenues of Solid Double Digit Growth.
2.	Increase in Visian ICL revenues of 25%.
3.	Continuous expansion of gross margins to achieve 71% for the full year.
4.	Achieve profitability in Q3 and Q4.
5.	Implement manufacturing consolidation with no disruption to customer supply requirements. This metric will be measured by the amount of customer backorders.

Full Year 2012 Key Metrics

Achieving the second half key metrics would result in the following modification for the full year 2012 Key Metrics:

1.	Revenue growth of high single digits.
2.	ICL revenue growth of nearly 20%.

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The final three metrics are unchanged.

Recent Visian Implantable Collamer® Lens (ICL) Highlights

•	Second quarter Visian ICL sales grew to $8.6 million, a 4% increase from $8.3 million in the second quarter of 2011.
•	Sales in Europe grew 28% excluding Spain. 56% of total ICL sales to European markets during the second quarter of 2012 were of the Visian V4c ICL. There have been over 5,000 implants of the V4c in Europe with the AquaPORT performing as expected.
•	During the second quarter of 2012 the Company transitioned the business in Spain from an indirect model to a direct distribution model. That negative impact for comparative purposes was approximately $0.5 million.
•	ICL sales in North America and the U.S. increased by 5% during the quarter. Sales to private sector accounts increased by 6% while military sales of ICLs during the quarter increased 1% from the prior year. The Company expects to see continued improvement in military ICL sales during the second half of 2012 due both to returning surgeons and the expansion of surgeons using the Visian ICL.

Recent Intraocular Lens (IOL) Highlights

•	Second quarter IOL sales decreased 4%, or $0.3 million, to $6.8 million compared with $7.1 million in the second quarter of 2011.
•	Preloaded IOL revenues to China and Japan increased by 11% during the quarter.
•	In the U.S. and Europe IOL revenues decreased. This was led in the U.S. by declines in silicone IOLs and competitive pricing in which the Company did not participate. In Europe the Company continued to lose pace without the KS-SP IOL which will be available during the third quarter.
•	IOL gross margins improved by 300 basis points to 60% for the quarter, reflecting an improved gross margin percentage in all five categories of IOLs year over year.
•	During the third quarter the KS-SP Preloaded Single Piece Acrylic IOL will be available in Japan and Europe. The nanoFLEX Toric IOL will also be available in Europe during the third quarter. Both new IOLs will be available for shipment for the entire fourth quarter.

Second Quarter Financial Highlights

•	Total net sales in the second quarter decreased 2%, or $0.3 million, to $15.9 million from $16.3 million in the second quarter of 2011. Net sales were also negatively affected by over $0.3 million, or 38%, decline in sales of the “other” product category, primarily legacy products. Core product sales of ICLs and IOLs were flat year over year during the quarter.
•	Gross margin increased to 69.3% of revenue compared with 66.8% in the prior year’s second quarter. The increase reflected a higher mix of ICL to total sales of 54%, as compared to 51% during the second quarter of 2011, improved average selling prices and a 300 basis point improvement in IOL margins. The decrease in gross margin from the first quarter of 2012 is due to a higher mix of IOL sales during the second quarter.
•	Total operating expenses were $11.2 million, a 16% increase over $9.7 million in the second quarter of 2011. Marketing and selling expenses increased to $1.2 million due to increased headcount and timing of trade show expenses. There was also a $0.2 million charge associated with the transition from distributor to direct sales model in Spain. This expense will continue through February of 2013, at which time the normal logistics costs of being direct in a market will begin. Manufacturing consolidation expenses totaled $0.7 million during the quarter. Excluding these transitional expenses, operating expenses were $10.3 million, an 8% increase over the 2011 second quarter. The non-cash charge during the quarter for stock-based compensation increased by $0.3 million compared to the second quarter of 2011.
•	Other income was breakeven versus $160,000 in the prior year period. This was driven by a decrease in gains on foreign currency transactions and lower royalty income offset by a decrease in interest expense and the fair value of outstanding warrants.
•	GAAP net loss in the second quarter of 2012 was $491,000, or $(0.01) per share, compared with net income in the second quarter last year of $861,000, or $0.02 per diluted share. Adjusted net income was $1.0 million, or $0.03 per diluted share, compared with adjusted net income during the second quarter of 2011 of $1.4 million, or $0.04 per diluted share.
•	Cash and cash equivalents and restricted cash totaled $17.5 million at June 29, 2012 compared with $16.4 million at March 30, 2012 and $16.7 million at December 30, 2011. The Company generated $1.7 million in cash from operating activities during the second quarter.

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Conference Call

The Company will host a conference call and video webcast today, August 1, 2012 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the Company's second quarter 2012 financial results and recent corporate developments. The dial-in number for the conference call is 800-762-8779 for domestic participants and 480-629-9645 for international participants.

The Company will also be using slides to illustrate its second quarter 2012 results and operational progress. The slides and live webcast of the call can be accessed from the investor relations section of the STAAR website at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): manufacturing consolidation expenses, gain or loss on foreign currency transactions, the fair value adjustment of outstanding warrants issued in 2007, and stock-based compensation expenses.

We believe that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of our business performance: our ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which we have control.

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We have excluded manufacturing consolidation expenses because these are non-recurring expenses and their inclusion may mask underlying trends in our business performance.

We have excluded gains and losses on foreign currency transactions and the fair value adjustment of warrants because of the significant fluctuations that can result from period to period as a result of market driven factors.

Stock-based compensation expenses consist of expenses for stock options and restricted stock under Statement of Financial Accounting

Standards (“SFAS”) No. 123R. In calculating Adjusted Net Income STAAR excludes these expenses and the fair value adjustment of outstanding warrants because they are non-cash expenses and because of the complexity and considerable judgment involved in calculating their values. In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

We have provided below a detailed reconciliation table, which is useful to investors in providing the context to understand our Adjusted Net Income and how it differs from Net Income calculated in accordance with GAAP.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.” A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.” Over 300,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company’s website at www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of earnings, revenue, sales, profit margins, cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; statements regarding new products, including but not limited to, expectations for success of the new ICL or other products in the U.S. or international markets or government approval of new products, the outcome of product research or development of future economic conditions or performance, size of market opportunities, expected savings from business consolidation plans and the timetable for those plans; statements of belief; and any statements of assumptions underlying any of the foregoing.

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These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect of unstable global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog as we prepare for our manufacturing facility consolidation; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject new products, or to require additional actions before approval; unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the risk that research and development efforts will not be successful or may be delayed in delivering for launch; the purchasing patterns of our distributors carrying inventory in the market; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and a general decline in the demand for refractive surgery particularly in the U.S. and China, which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions. The Visian Toric ICL and the V4c are not yet approved for sale in the United States.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Jenifer Kirtland, 415-568-9349	Christopher Gale, 646-201-5431
Douglas Sherk, 415-652-9100

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STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)

	June 29,	December 30,
	2012	2011

Current assets:
Cash and cash equivalents	$17,544	$16,582
Restricted cash	-	129
Accounts receivable trade, net	8,628	9,089
Inventories, net	11,258	10,933
Prepaids, deposits, and other current assets	2,059	1,921
Total current assets	39,489	38,654
Property, plant, and equipment, net	4,651	4,222
Intangible assets, net	2,585	2,989
Goodwill	1,786	1,786
Deferred income taxes	150	152
Other assets	1,184	1,203
Total assets	$49,845	$49,006

Current liabilities:
Line of credit	$2,520	$2,580
Accounts payable	3,139	4,261
Deferred income taxes	472	472
Obligations under capital leases	872	597
Other current liabilities	6,241	6,106
Total current liabilities	13,244	14,016
Obligations under capital leases	712	1,124
Deferred income taxes	791	708
Other long-term liabilities	719	940
Pension obligations	2,892	2,760
Total liabilities	18,358	19,548

Stockholders' equity:
Common stock	363	360
Additional paid-in capital	159,880	157,383
Accumulated other comprehensive income	2,193	2,405
Accumulated deficit	(130,949)	(130,690)
Total stockholders' equity	31,487	29,458
Total liabilities and stockholders' equity	$49,845	$49,006

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STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)

	Three Months Ended						Six Months Ended
	% of	June 29,	% of	July 1,	Change		% of	June 29,	% of	July 1,	Change
	Sales	2012	Sales	2011	Amount	%	Sales	2012	Sales	2011	Amount	%

Net sales	100.0%	$15,942	100.0%	$16,269	$(327)	-2.0%	100.0%	$31,451	100.0%	$31,118	$333	1.1%

Cost of sales	30.7%	4,897	33.2%	5,408	511	-9.4%	30.2%	9,504	34.2%	10,628	1,124	-10.6%

Gross profit	69.3%	11,045	66.8%	10,861	184	1.7%	69.8%	21,947	65.8%	20,490	1,457	7.1%

Selling, general and administrative expenses:
General and administrative	22.7%	3,633	24.0%	3,905	(272)	-7.0%	23.7%	7,493	23.5%	7,303	190	2.6%
Marketing and selling	33.7%	5,366	25.8%	4,200	1,166	27.8%	31.9%	10,029	27.8%	8,659	1,370	15.8%
Research and development	9.5%	1,513	8.6%	1,393	120	8.6%	9.7%	3,059	9.1%	2,825	234	8.3%
Selling, general, and administrative expenses	65.9%	10,512	58.4%	9,498	1,014	10.7%	65.4%	20,581	60.4%	18,787	1,794	9.5%
Other general and administrative expenses	4.4%	697	1.2%	193	504	261.1%	4.0%	1,252	1.0%	325	927	285.2%

Total selling, general and administrative expenses	70.3%	11,209	59.6%	9,691	1,518	15.7%	69.4%	21,833	61.4%	19,112	2,721	14.2%

Operating (loss) income	-1.0%	(164)	7.2%	1,170	(1,334)	-114.0%	0.4%	114	4.4%	1,378	(1,264)	-91.7%

Other income (expense):
Interest income	0.0%	7	0.0%	5	2	40.0%	0.0%	7	0.1%	18	(11)	-61.1%
Interest expense	-0.4%	(67)	-0.9%	(153)	86	-56.2%	-0.5%	(162)	-1.0%	(306)	144	-47.1%
(Loss) Gain on foreign currency transactions	-1.6%	(249)	0.4%	72	(321)	-445.8%	-0.6%	(182)	1.4%	444	(626)	-141.0%
Other income, net	1.9%	309	1.5%	236	73	30.9%	1.7%	523	1.3%	399	124	31.1%
Total other income	0.0%	0	1.0%	160	(160)	-100.0%	0.6%	186	1.8%	555	(369)	-66.5%

(Loss) income before provision for income taxes	-1.0%	(164)	8.2%	1,330	(1,494)	-112.3%	1.0%	300	6.2%	1,933	(1,633)	-84.5%

Provision for income taxes	2.1%	327	3.0%	469	(142)	-30.3%	1.8%	559	2.6%	772	(213)	-27.6%

Net (loss) income	-3.1%	$(491)	5.3%	$861	$(1,352)	-157.0%	-0.8%	$(259)	3.7%	$1,161	$(1,420)	-122.3%

Net (loss) Income per share-basic		$(0.01)		$0.02				$(0.01)		$0.03
Net (loss) Income per share-diluted		$(0.01)		$0.02				$(0.01)		$0.03

Weighted average shares outstanding - basic		36,257		35,443				36,164		35,316
Weighted average shares outstanding - diluted		36,257		36,439				36,164		36,389

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STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)

	Six Months Ended
	June 29,	July 1,
	2012	2011
Cash flows from operating activities:
Net (loss) income	$(259)	$1,161
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	627	598
Amortization of intangibles	350	394
Deferred income taxes	82	118
Fair value adjustment of warrant	(207)	(182)
Loss (gain) on disposal of property and equipment	31	(14)
Stock-based compensation expense	1,481	807
Change in net pension liability	136	62
Other	71	(32)
Changes in working capital:
Accounts receivable	334	263
Inventories	(344)	779
Prepaids, deposits and other current assets	(138)	23
Accounts payable	(1,089)	(273)
Other current liabilities	153	(793)
Net cash provided by operating activities	1,228	2,911

Cash flows from investing activities:
Acquisition of property and equipment	(833)	(207)
Release of restricted cash	129	-
Proceeds from sale of property and equipment	-	26
Net change in other assets	-	47
Net cash used in investing activities	(704)	(134)

Cash flows from financing activities:
Repayment of capital lease lines of credit	(438)	(228)
Proceeds from exercise of stock options	950	1,216
Net cash provided by financing activities	512	988

Effect of exchange rate changes on cash and cash equivalents	(74)	(141)

Increase in cash and cash equivalents	962	3,624
Cash and cash equivalents, at beginning of the period	16,582	9,376
Cash and cash equivalents, at end of the period	$17,544	$13,000

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STAAR Surgical Company
Global Sales
(in 000's)

	Three Months Ended					Year Ended
		June 29,		July 1,	%		June 29,		July 1,	%
Geographic Sales		2012		2011	Change		2012		2011	Change
United States	20.2%	$3,216	22.8%	$3,705	-13.2%	20.3%	$6,390	23.3%	$7,238	-11.7%

Japan	25.7%	4,094	23.9%	3,890	5.2%	25.3%	7,951	24.9%	7,734	2.8%
Korea	10.8%	1,721	12.3%	2,009	-14.3%	11.5%	3,624	10.9%	3,394	6.8%
China	13.4%	2,141	11.1%	1,803	18.7%	13.5%	4,247	9.7%	3,007	41.2%
Other	29.9%	4,770	29.9%	4,862	-1.9%	29.4%	9,239	31.3%	9,745	-5.2%
Total International Sales	79.8%	12,726	77.2%	12,564	1.3%	79.7%	25,061	76.7%	23,880	4.9%

Total Sales	100.0%	$15,942	100.0%	$16,269	-2.0%	100.0%	$31,451	100.0%	$31,118	1.1%

Product Sales
Core products
ICLs	54.0%	$8,606	51.0%	$8,293	3.8%	54.7%	$17,211	48.8%	$15,191	13.3%
IOLs	42.5%	6,774	43.5%	7,076	-4.3%	41.8%	13,132	45.6%	14,205	-7.6%
Total core products	96.5%	15,380	94.5%	15,369	0.1%	96.5%	30,343	94.5%	29,396	3.2%
Non-core products
Other	3.5%	562	5.5%	900	-37.6%	3.5%	1,108	5.5%	1,722	-35.7%
Total Sales	100.0%	$15,942	100.0%	$16,269	-2.0%	100.0%	$31,451	100.0%	$31,118	1.1%

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STAAR Surgical Company
Reconciliation of Non-GAAP Financial Measure

	Three Months Ended		Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2012	2011	2012	2011
Net income (loss) - (as reported)	$(491)	$861	$(259)	$1,161
Less:
Manufacturing consolidation expenses	697	193	1,252	$326
Loss (gain) on foreign currency	249	(72)	182	$(444)
Fair value adjustment of warrants	(222)	(79)	(207)	$(182)
Stock-based compensation expense	794	452	1,481	$807
Net income - (adjusted)	$1,027	$1,355	$2,449	$1,668

Net income (loss) per share, basic - (as reported)	$(0.01)	$0.02	$(0.01)	$0.03
Manufacturing consolidation expenses	$0.02	$0.01	$0.03	$0.01
Loss (gain) on foreign currency	$0.01	$(0.00)	$0.01	$(0.01)
Fair value adjustment of warrants	$(0.01)	$(0.00)	$(0.01)	$(0.01)
Stock-based compensation expense	$0.02	$0.01	$0.04	$0.02
Net income per share, basic - (adjusted)	$0.03	$0.04	$0.07	$0.05

Net income (loss) per share, diluted - (as reported)	$(0.01)	$0.02	$(0.01)	$0.03
Manufacturing consolidation expenses	$0.02	$0.01	$0.03	$0.01
Loss (gain) on foreign currency	$0.01	$(0.00)	$0.00	$(0.01)
Fair value adjustment of warrants	$(0.01)	$(0.00)	$(0.01)	$(0.01)
Stock-based compensation expense	$0.02	$0.01	$0.04	$0.02
Net income per share, diluted - (adjusted)	$0.03	$0.04	$0.06	$0.05

Weighted average shares outstanding - Basic	36,257	35,443	36,164	35,316
Weighted average shares outstanding - Diluted	38,369	36,439	38,406	36,389

Note:  Net income per share (adjusted), basic and diluted, may not add up due to rounding

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